EXHIBIT 5.1

                               Michael A. Littman
                                Attorney at Law
                               7609 Ralston Road
                             Arvada, Colorado 80002
                                 (303) 422-8127
                               (303) 431-1567 fax

                                  May 1, 2001

Cormax Business Solutions, Inc.
#250, 708 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E4

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cormax Business Solution, Inc. (the ("Company") of a Registration Statement on form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission covering the offering of an aggregate of 1,300,000 shares of the common stock of the Company (the "Shares").

In connection with this opinion, we have examined the Registration Statement and the Company's Amended Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the plans referenced above and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Sincerely yours,
                             /s/Michael A. Littman